Exhibit 99.1

PRESS RELEASE

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2017 RESULTS

New York, NY – November 9, 2017 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the third quarter 2017.

Highlights

•	Net loss for the third quarter was $21.8 million, or $(0.75) per share, compared to net loss of $50.9 million, or $(1.74) per share, in the third quarter of 2016.

•	Time charter equivalent (TCE) revenues(A) for the third quarter were $56.5 million, compared to $77.2 million in the third quarter of 2016.

•	Adjusted EBITDA(B) for the third quarter was $15.8 million, compared to $37.1 million in the same period of 2016.

•	Cash was $73.4 million as of September 30, 2017; total liquidity was $123.4 million including $50 million undrawn revolver.

•	Repurchased 160,000 shares at an average price of $19.86 per share, for a total cost of $3.2 million.

•	Took delivery of two 2017-built Suezmax tanker newbuildings, the Seaways Hatteras and the Seaways Montauk, which commenced trading in a leading Suezmax pool.

•	Acquired a 2010-built VLCC, which delivered to the Company in November.

•	Sold a 2001-built MR, Overseas Petromar, which delivered to buyers in August 2017.

•	Entered into agreements to sell a 2004-built MR and a 2002-built MR, expected to close during November 2017 and the first quarter of 2018, respectively.

•	Commenced two five-year contracts for our FSO joint ventures, which are expected to generate in excess of $180 million of EBITDA for the Company over the five-year contract period.

“We have continued to benefit from our lean and scalable model with low breakevens in a challenging tanker market, while taking steps to further implement the Company’s disciplined capital allocation strategy and maintain its solid contracted cashflows,” said Lois K. Zabrocky, International Seaways’ president and CEO. “During the quarter, we have capitalized on attractive asset values with the acquisition of two Suezmax tankers and a recent acquisition of a 2010-built VLCC. In addition to growing our diverse fleet, we took advantage of our strong balance sheet to return capital to shareholders during the quarter, as we opportunistically executed on our share repurchase program. Consistent with our focus on fleet growth and renewal, we also sold a 2001-built MR, which delivered to buyers during the quarter, and recently agreed to sell two additional MR tankers. We also commenced two five-year contracts for our FSO joint ventures during the quarter, which are expected to generate in excess of $180 million of EBITDA for the Company over the contract period.”

A, B Reconciliations of these non-GAAP financial measures are included in the financial tables attached to this press release.

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PRESS RELEASE

Ms. Zabrocky continued, “We are pleased with our initial progress growing and modernizing our fleet, which has enabled International Seaways to reduce the average age of its fleet and increase our size on a DWT basis. We remain in a strong financial position with the flexibility to pursue additional compelling growth opportunities as asset prices continue to be historically low. With our balanced fleet deployment and contracted cash flow from our joint ventures and fixed-rate charters, we also continue to maintain the ability to both optimize revenue through the current tanker cycle and benefit from a market recovery in both the product and crude tanker sectors.”

Third Quarter 2017 Results

Net loss for the third quarter of 2017 was $21.8 million, or $(0.75) per diluted share, compared with net loss of $50.9 million, or $(1.74) per diluted share, in the third quarter of 2016. The net loss in the third quarter of 2017 reflects $7.3 million in vessel impairment charges and $1.2 million in debt modification fees, and a decline in TCE revenues compared with the third quarter of 2016. Net loss for the nine months ended September 30, 2017 was $15.4 million, or $(0.53) per diluted share, compared with net income of $39.5 million, or $1.36 per diluted share, for the nine months ended September 30, 2016.

Consolidated TCE revenues for the third quarter of 2017 were $56.5 million, compared to $77.2 million in the third quarter of 2016. Shipping revenues for the third quarter of 2017 were $60.0 million, compared to $80.8 million in the third quarter of 2016. Consolidated TCE revenues for the nine months ended September 30, 2017 were $209.9 million, compared to $302.8 million for last year’s nine-month period. Shipping revenues for the nine months ended September 30, 2017 were $220.7 million, compared to $312.5 million in the prior year nine-month period.

Operating loss for the quarter was $11.0 million, compared to operating loss of $35.3 million for the third quarter of 2016. Operating income for the nine months ended September 30, 2017 was $20.2 million, compared to operating income of $70.5 million for the 2016 nine-month period.

Adjusted EBITDA was $15.8 million for the quarter, compared to $37.1 million in the third quarter of 2016, principally driven by lower daily rates. Adjusted EBITDA was $94.0 million for the 2017 nine-month period, compared to $184.5 million for the 2016 period.

Crude Tankers

TCE revenues for the Crude Tankers segment were $34.9 million for the quarter, compared to $50.2 million in the third quarter of 2016. This decrease resulted primarily from the impact of significantly lower average blended rates in the VLCC, Aframax and Panamax sectors, with spot rates declining to $16,200, $10,800 and $11,100 per day, respectively, aggregating approximately $14.1 million. The decline also reflects decreased revenue in the Crude Tankers Lightering business due to hurricane-related disruptions and lower full-service lightering margins and fewer revenue days in the Panamax and Aframax sectors, resulting from an increase in drydock days. The addition of the two 2017-built Suezmaxes, each of which delivered to the Company in July, partially offset the declines in revenue. Shipping revenues for the Crude Tankers segment were $38.3 million for the quarter, compared to $53.5 million in the third quarter of 2016. TCE revenues for the Crude Tankers segment were $136.7 million for the nine months ended September 30, 2017, compared to $204.1 million for the 2016 nine-month period. Shipping revenues for the Crude Tankers segment were $146.1 million for the nine months ended September 30, 2017, compared to $212.9 million in the 2016 nine-month period.

Product Carriers

TCE revenues for the Product Carriers segment were $21.6 million for the quarter, compared to $27.0 million in the third quarter of 2016. This decrease was primarily due to a decline in average daily blended rates earned by the MR, LR1 and LR2 fleets, with spot rates declining to $10,100, $11,100 and $12,000 per day, respectively. The decline in blended MR, LR1 and LR2 rates accounted for $5.0 million of the decline in TCE revenues. Shipping revenues for the Product Carriers segment were $21.7 million for the quarter, compared to $27.2 million in the third quarter of 2016. TCE revenues for the Product Carriers segment were $73.2 million for the nine months ended September 30, 2017, compared to $98.8 million for the 2016 nine-month period. Shipping revenues for the Product Carriers segment were $74.6 million for the 2017 nine-month period, compared to $99.6 million for the same period in 2016.

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PRESS RELEASE

Share Repurchases

During the quarter, the Company repurchased and retired 160,000 shares of its common stock in open-market purchases at an average price of $19.86 per share, for a total cost of $3.2 million. The Company has $26.8 million remaining under its existing $30.0 million share repurchase plan, which was initiated in May 2017.

Suezmax Newbuilding Deliveries and VLCC Acquisition

During the quarter, the Company took delivery of the Seaways Hatteras and the Seaways Montauk, 159,000 DWT 2017-built Suezmax tanker newbuildings constructed at Hyundai Samho Heavy Industries shipyard. Both commenced trading in the Blue Fin Suezmax pool.

Subsequent to quarter’s end, the Company entered into an agreement to acquire a 2010-built VLCC for $53 million. The vessel delivered to the Company in November and will commence trading in the Tankers International pool. International Seaways funded the vessel acquisition from available liquidity.

MR Vessel Sales

During the quarter, the Company sold a 2001-built MR, which was delivered to buyers in August 2017, and recognized a gain of $1.9 million. Subsequent to quarter’s end, the Company entered into agreements for the sale of a 2004-built MR and a 2002-built MR, which are scheduled to be delivered to buyers during November 2017 and the first quarter of 2018, respectively.

Five-Year Contracts for FSO Joint Venture Commence

During the quarter, the previously announced five-year contracts for the Company’s FSO joint ventures with Euronav NV commenced with North Oil Company (NOC), the new operator of the Al Shaheen oil field, off the coast of Qatar, whose shareholders are Qatar Petroleum Oil & Gas Limited and Total E&P Golfe Limited.

The new contracts, which are for the FSO Africa and FSO Asia, are expected to generate in excess of $360 million of EBITDA for the joint venture over their five-year terms. Based on International Seaways’ 50% ownership in the joint venture, the five-year contracts are expected to generate in excess of $180 million of EBITDA for the Company.

Conference Call

The Company will host a conference call to discuss its third quarter 2017 results at 10:00 a.m. Eastern Time (“ET”) on Thursday, November 9, 2017.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com/

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Thursday, November 9, 2017 through 11:59 p.m. ET on Thursday, November 16, 2017 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10113875.

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PRESS RELEASE

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 57 vessels, including one ULCC, nine VLCCs, two Suezmaxes, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 19 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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PRESS RELEASE

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$37,798	$42,854	$129,910	$200,088
Time and bareboat charter revenues	12,024	24,012	43,816	74,355
Voyage charter revenues	10,146	13,905	46,949	38,066
Total Shipping Revenues	59,968	80,771	220,675	312,509

Operating Expenses:
Voyage expenses	3,479	3,605	10,774	9,679
Vessel expenses	37,095	35,401	106,196	104,939
Charter hire expenses	9,958	9,613	32,345	26,422
Depreciation and amortization	20,528	20,376	58,243	60,482
General and administrative	6,603	7,732	18,143	23,643
Third-party debt modification fees	1,191	-	9,130	-
Separation and transition costs	(543)	2,162	488	3,425
Loss on disposal of vessels and other property, including impairments	5,406	49,640	5,406	49,469
Total operating expenses	83,717	128,529	240,725	278,059
(Loss)/income from vessel operations	(23,749)	(47,758)	(20,050)	34,450
Equity in income of affiliated companies	12,796	12,488	40,268	36,093
Operating (loss)/income	(10,953)	(35,270)	20,218	70,543
Other income/(expense)	190	(2,244)	(6,484)	(1,003)
(Loss)/income before interest expense, reorganization items and income taxes	(10,763)	(37,514)	13,734	69,540
Interest expense	(11,030)	(9,519)	(29,071)	(29,951)
(Loss)/income before reorganization items and income taxes	(21,793)	(47,033)	(15,337)	39,589
Reorganization items, net	-	(3,849)	-	102
(Loss)/income before income taxes	(21,793)	(50,882)	(15,337)	39,691
Income tax (provision)/benefit	(23)	20	(31)	(157)
Net (loss)/income	$(21,816)	$(50,862)	$(15,368)	$39,534

Weighted Average Number of Common Shares Outstanding:
Basic	29,202,437	29,157,387	29,192,392	29,157,387
Diluted	29,202,437	29,157,387	29,192,392	29,157,387

Per Share Amounts:
Basic and diluted net (loss)/income per share	$(0.75)	$(1.74)	$(0.53)	$1.36

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PRESS RELEASE

Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$73,390	$92,001
Voyage receivables	58,764	66,918
Other receivables	4,608	5,302
Inventories	1,659	1,338
Prepaid expenses and other current assets	6,155	5,350
Total Current Assets	144,576	170,909

Vessels and other property, less accumulated depreciation	1,161,767	1,100,050
Deferred drydock expenditures, net	35,330	30,557
Total Vessels, Deferred Drydock and Other Property	1,197,097	1,130,607
Investments in and advances to affiliated companies	380,718	358,681
Other assets	1,934	2,324
Total Assets	$1,724,325	$1,662,521

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$24,210	$38,237
Payable to OSG	285	683
Current installments of long-term debt	13,750	6,183
Total Current Liabilities	38,245	45,103
Long-term debt	511,948	433,468
Other liabilities	5,046	4,438
Total Liabilities	555,239	483,009

Equity:
Total Equity	1,169,086	1,179,512
Total Liabilities and Equity	$1,724,325	$1,662,521

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PRESS RELEASE

Consolidated Statements of Cash Flows

($ in thousands)	Nine Months Ended
	September 30,
	2017	2016
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net (loss)/income	$(15,368)	$39,534
Items included in net income not affecting cash flows:
Depreciation and amortization	58,243	60,482
Loss on write-down of vessels	7,346	49,640
Amortization of debt discount and other deferred financing costs	5,159	4,652
Deferred financing costs write-off	7,020	5,097
Direct and allocated stock compensation, non-cash	2,733	2,157
Undistributed earnings of affiliated companies	(40,388)	(36,743)
Allocated reorganization items, non-cash	-	(102)
Other – net	132	-
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other property	(1,940)	(171)
Allocated general and administrative expenses recorded as capital contributions	-	1,220
Discount on repurchase of debt	-	(3,755)
Payments for drydocking	(19,787)	(4,933)
Deferred financing costs paid for loan modification	-	(8,273)
Changes in operating assets and liabilities	(6,831)	22,369
Net cash (used in)/provided by operating activities	(3,681)	131,174
Cash Flows from Investing Activities:
Decrease in restricted cash	-	8,989
Expenditures for vessels and vessel improvements	(118,369)	(591)
Proceeds from disposal of vessels and other property	7,662	-
Expenditures for other property	(406)	(72)
Investments in and advances to affiliated companies	(1,880)	(987)
Repayments of advances from affiliated companies	26,500	18,500
Net cash (used in)/provided by investing activities	(86,493)	25,839
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	584,963	-
Extinguishment of debt	(458,416)	(65,167)
Payments on debt	(51,546)	(88,520)
Dividend payments to OSG	-	(202,000)
Repurchases of common stock	(3,177)	-
Cash paid to tax authority upon vesting of stock-based compensation	(261)	(26)
Net cash provided by/(used in) financing activities	71,563	(355,713)
Net decrease in cash and cash equivalents	(18,611)	(198,700)
Cash and cash equivalents at beginning of year	92,001	308,858
Cash and cash equivalents at end of period	$73,390	$110,158

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PRESS RELEASE

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2017 and the comparable period of 2016. Revenue days in the quarter ended September 30, 2017 totaled 4,345 compared with 4,350 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$—	$32,175		$—	$44,850
Number of Revenue Days	—	92	92	—	92	92
VLCC
Average TCE Rate	$16,171	$27,760		$25,797	$40,034
Number of Revenue Days	635	90	725	569	145	714
Suezmax
Average TCE Rate	$14,464	$—		$—	$—
Number of Revenue Days	133	—	133	—	—	—
Aframax
Average TCE Rate	$10,762	$—		$15,370	$—
Number of Revenue Days	588	—	588	643	—	643
Panamax
Average TCE Rate	$11,118	$12,014		$13,837	$21,140
Number of Revenue Days	267	376	643	415	271	686
Total Crude Tankers Revenue Days	1,623	558	2,181	1,627	508	2,135

Product Carriers
LR2
Average TCE Rate	$11,964	$—		$17,992	$—
Number of Revenue Days	91	—	91	92	—	92
LR1
Average TCE Rate	$11,078	$13,685		$15,312	$21,613
Number of Revenue Days	251	100	351	92	270	362
MR
Average TCE Rate	$10,063	$5,294		$10,690	$11,543
Number of Revenue Days	1,630	92	1,722	1,577	184	1,761
Total Product Carriers Revenue Days	1,972	192	2,164	1,761	454	2,215
Total Revenue Days	3,595	750	4,345	3,388	962	4,350

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

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PRESS RELEASE

Fleet Information

As of September 30, 2017, INSW’s owned and operated 56 vessels, 43 of which were owned, 7 of which were chartered in, and 6 were held through joint venture partnerships (2 FSO and 4 LNG vessels)

	Vessels Owned		Vessels Chartered-in		Total at September 30, 2017
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	873,916
VLCC and ULCC	9	9.0	—	—	9	9.0	2,875,775
Suezmax	2	2.0	—	—	2	2.0	316,864
Aframax	7	7.0	—	—	7	7.0	787,859
Panamax	8	8.0	—	—	8	8.0	555,504
Crude Tankers	28	27.0	—	—	28	27.0	5,409,918

LR2	1	1.0	—	—	1	1.0	109,999
LR1	4	4.0	—	—	4	4.0	297,710
MR	12	12.0	7	7.0	19	19.0	920,200
Product Carriers	17	17.0	7	7.0	24	24.0	1,327,909

Total Crude Tanker & Product Carrier Operating Fleet	45	44.0	7	7.0	52	51.0	6,737,827

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	49	46.0	7	7.0	56	53.0	6,737,827 and 864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

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PRESS RELEASE

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016
TCE revenues	$56,489	$77,166	$209,901	$302,830
Add: Voyage Expenses	3,479	3,605	10,774	9,679
Shipping revenues	$59,968	$80,771	$220,675	$312,509

(B) EBITDA and Adjusted EBITDA

EBITDA represents net(loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2017	2016	2017	2016
Net (loss)/Income	$(21,816)	$(50,862)	$(15,368)	$39,534
Income tax provision	23	(20)	31	157
Interest expense	11,030	9,519	29,071	29,951
Depreciation and amortization	20,528	20,376	58,243	60,482
EBITDA	9,765	(20,987)	71,977	130,124
Third-party debt modification fees and costs associated with repurchase of debt	1,191	85	9,130	225
Separation and transition costs	(543)	2,162	488	3,425
Loss on disposal of vessels and other property, including vessel impairments	5,406	49,640	5,406	49,469
Write-off of deferred financing costs	-	2,368	7,020	5,097
Discount on repurchase of debt	-	-	-	(3,755)
Reorganization items, net	-	3,849	-	(102)
Adjusted EBITDA	$15,819	$37,117	$94,021	$184,483

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